Exhibit 19
ABBOTT LABORATORIES INSIDER TRADING POLICY

1.0 Overview
The securities laws of the United States prohibit a person from trading in a company’s publicly-traded securities while that person is in possession of material non-public information regarding the company. Persons who trade while in possession of material non-public information can be imprisoned, subjected to criminal fines, and assessed civil penalties of up to three times the amount of profit gained or loss avoided as a result of the trade.

1.1 Table of Contents
1.0 Overview
1.1 Table of Contents
1.2 Purpose
1.3 Scope
2.0 Definitions
3.0 Requirements
4.0 Blackout Periods
5.0 Additional Requirements Applicable to Directors and Officers

1.2 Purpose
This Policy describes the obligations and responsibilities of the persons subject to this Policy with regard to the use and protection of Insider Information.

1.3 Scope
This Policy is applicable to:

•all Directors;
•all Officers;
•all employees of the Company;
•all third parties who are in a confidential relationship with the Company, such as outside consultants; and
•all Related Persons.

References to you in this Policy include your Related Persons. References to employees in this Policy include agents of the Company.

2.0 Definitions
“Abbott” or the “Company” is Abbott Laboratories, its divisions and affiliates, whether operating inside or outside the United States.

“Abbott securities” is broadly defined to include Abbott common shares (including shares held in the Abbott Laboratories Stock Retirement Plan), stock options, put options, call options, warrants, convertible securities, bonds and other debt securities, narrow-based index funds, and other financial instruments that derive their value from the price of Abbott’s common shares, including derivative securities not issued by Abbott such as exchange-traded put or call options or swaps relating to Abbott securities. Check with the Legal Division if you are in doubt as to whether a particular financial instrument is an Abbott security.

“Director” is a member of the Board of Directors of Abbott Laboratories.

“Family Member” includes a person’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law, and shall include adoptive relationships.

“Insider Information” is information that is “material” and “non-public”, each as defined immediately below:

•“material” information is information which, if publicly disclosed, could reasonably be expected to affect the market value of a company’s securities or to influence investor decisions with respect to those securities. Common examples of “material” information may include generally unanticipated changes in annual and quarterly earnings or dividend rates, significant transactions, proposed tender offers or stock splits, senior management changes, major new products, expansion plans, significant cybersecurity incidents, or significant litigation or regulatory proceedings.

•information is “non-public” if it has not been broadly disseminated to the public, typically through Abbott issuing a press release or making a Securities and Exchange Commission filing. Once the information has been broadly disseminated, a reasonable time must elapse for the market to absorb the information before it is considered “non-public”.

“Officer” is an officer of Abbott Laboratories who is the Chief Executive Officer, a President, an Executive, Group or Senior Vice President, or a Vice President.

“Related Person” is

•any person (other than domestic employees) who lives in your household;

•any Family Member whose transactions in Abbott securities you control; and

•any entity (such as trusts, partnerships, corporations, or limited liability companies) whose transactions in Abbott securities you control.

“Section 16 Officer” is an Officer who is subject to Section 16 of the Securities Exchange Act of 1934.

“Trading Day” is a day on which the New York Stock Exchange is open for trading.

3.0 Requirements
3.1 You shall not, directly or indirectly, trade in, gift to others, or recommend to others (i.e., “tip”) the purchase or sale of Abbott securities while you are in possession of Insider Information regarding Abbott. You shall also similarly abstain from trading in or “tipping” to others the purchase or sale of the securities of any other company (i) with which the Company does business (such as distributors, vendors, customers, and suppliers) or (ii) that is involved in a potential strategic transaction with the Company, in each case about which you have obtained Insider Information as a result of your affiliation with the Company.

3.2 You shall protect the confidentiality of all Insider Information you have obtained as a result of your relationship with or employment by the Company, whether that information pertains to the Company or to another company (i) with which the Company does business (such as distributors, vendors, customers, and suppliers) or (ii) that is involved in a potential strategic transaction with the Company.

3.3 If you are aware of Insider Information when your employment or service or other relationship with the Company terminates, the requirements described in Sections 3.1 and 3.2 of this Policy continue to apply to you until such information has become public or is no longer material.

3.4 It is Abbott’s policy to comply with applicable federal securities laws, rules and regulations, and New York Stock Exchange listing standards when engaging in transactions of Abbott securities.

4.0 Blackout Periods
4.1 Quarterly Blackout Periods
If you are a Director, Officer, or employee who has been notified by Abbott that you are subject to quarterly blackout periods, you may not enter into any transaction involving Abbott securities during the quarterly earnings blackout period, except as described below. Such period begins on the fifteenth day of the last month of each calendar quarter and continues through the first full Trading Day after Abbott publishes its earnings release. For example, if Abbott publishes its earnings release at 7:30 a.m. Eastern Standard Time on a Wednesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to quarterly blackout periods may not enter into any transaction involving Abbott securities until Thursday.

4.2 Special Blackout Periods
The Company may, from time to time, prohibit transactions in Abbott securities when there is event-specific Insider Information involving Abbott. Affected covered persons will be notified of such restrictions.

4.3 General Rules During Blackout Periods
Except as noted below, these prohibitions apply to any and all transactions in Abbott securities during blackout periods. For example, except as described below, during a blackout period, you may not purchase, sell, or gift Abbott securities, adopt, amend, or terminate a Rule 10b5-1 plan, or transfer funds into or out of your Abbott stock accounts within the Stock Retirement Trust or change your rate of contribution. The blackout periods will not, however, prevent you from continuing to purchase shares through the Stock Retirement Plan using regular employee or employer contributions or dividends on shares held in your Stock Retirement Plan accounts or from exercising a stock option if you pay the exercise price in cash. During a blackout period, Officers may not use Abbott common shares to pay the exercise price of an option. Finally, the blackout periods will not apply to any transactions in Abbott securities made pursuant to a properly qualified and adopted Rule 10b5-1 plan.

5.0 Additional Requirements Applicable to Directors and Officers
5.1 Pre-Clearance
If you are a Director or an Officer, you must obtain pre-clearance through the Legal Division before engaging in any transaction in Abbott securities, including gifts, or entering, amending, or terminating a Rule 10b5-1 plan. This pre-clearance requirement continues to apply to you for a period after you leave Abbott and Abbott will inform you of the duration of the period applicable to you. If you are a Director or Section 16 Officer, you are also subject to the provisions of Section 16 of the Securities Exchange Act of 1934, which places additional requirements on your transactions in Abbott securities.

5.2 Rule 10b5-1 Plans
If you are a Director or Officer and wish to complete transactions in Abbott securities by adopting a Rule 10b5-1 plan, or if you wish to amend or terminate an existing Rule 10b5-1 plan, you must contact the Legal Division. Rule 10b5-1 provides an affirmative defense from insider trading liability where a transaction is made pursuant to a written plan that, among other things:
•is adopted at a time when you would otherwise have been able to trade under this Policy and you are not aware of Insider Information,
•is adopted by you in good faith and not as part of a plan or scheme to evade the federal securities laws,
•does not permit you to exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade, and
•provides that no trade under the plan may occur until the expiration of the cooling-off period mandated by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934.

However, you may have only one single transaction plan in any consecutive 12-month period, and you may not have more than one plan outstanding at any given time.

SEC rules require Abbott Laboratories to report all Rule 10b5-1 plans adopted, amended, or terminated by Directors and Section 16 Officers in its Forms 10-K and 10-Q. The disclosure must include the name and title of the individual, the date of adoption, amendment, or termination, the duration of the plan, and the aggregate number of shares to be sold (but not price targets).
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